Exhibit 3.1
ARTICLES OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED CHARTER
OF
AMSURG CORP.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Second Amended and Restated Charter, as amended (the “Second Amended and Restated Charter”):

1.	The name of the corporation is AmSurg Corp. (the “Corporation”).

2.	The first paragraph of Article 7 of the Second Amended and Restated Charter of the Corporation is hereby deleted in its entirety and replaced with the following:

“7. The aggregate number of shares of capital stock the Corporation is authorized to issue is 125,000,000 shares, of which 120,000,000 shares shall be common stock, no par value (the “Common Stock”), and 5,000,000 shares shall be preferred stock, no par value (the “Preferred Stock”), of which 1,725,000 shares are designated as 5.250% Mandatory Convertible Preferred Stock, Series A-1. The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights of any class of shares before the issuance of any shares of that class or one or more series within a class before the issuance of any shares within that series.”

3.
Section 7(2) of the Second Amended and Restated Charter, which sets forth the preferences, limitations and rights of the Series C Junior Participating Preferred Stock, none of which were issued, shall be deleted and restated as set forth below:

“(2) [Intentionally Omitted]”

The remainder of Article 7 of the Second Amended and Restated Charter of the Corporation shall remain in full force and effect.

4.	Except as amended by these Articles of Amendment, the Second Amended and Restated Charter of the Corporation shall remain in full force and effect.

5.	These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on April 1, 2015 and by the shareholders of the Corporation on May 20, 2015.

6.	These Articles of Amendment will be effective upon filing with the Tennessee Secretary of State.

Date: May 22, 2015

AMSURG CORP.

/s/ Claire M. Gulmi
Claire M. Gulmi Chief Financial Officer, Executive Vice President & Secretary